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                                                                   EXHIBIT 10.13
                                                        START DATE JULY 17, 2000

[LETTERHEAD OF CATALYTICA]



June 6, 2000


Mr. Craig N. Kitchen
1893 W. Encinas
Gilbert, AZ 85233

Dear Craig:

I am very pleased to offer you the position of President and Chief Executive Officer of Catalytica Combustion Systems, Inc. reporting to me. This is an exciting time in the life of CCSI with the IPO possibility and the challenge to commercialize Xonon. I am confident that you are the right person to lead the CCSI business going forward.

Compensation
------------

Your salary will be $19,167 per month, which annualizes to $230,000. You will be eligible for an annual bonus opportunity at a target of 30.0% of your salary, prorated for service during the calendar year. For 2000 we will guarantee you a minimum bonus of $35,000 provided you are an active employee on 12/31/00. You will be eligible for annual options with a target value of 110% of your salary. As Jack discussed with you, over the next few years we expect your bonus target to increase and the option target to decrease as the business becomes profitable. Craig, your next merit increase and option grant review will be March of 2001 consistent with our annual compensation process. Stock option values and future bonus awards are not guaranteed. They will be based on company and individual performance.

As part of your hiring agreement, you will be granted options in the amount of 75,000 shares of CCSI and 10,000 shares of Catalytica Inc. According to our option pricing methodology these options have a potential value of $1,600,000. These options vest over 4 years. If the CCSI IPO takes place by September, your CCSI options will be priced at 90% of the IPO price. If the IPO does not happen within the designated time frame, the options will be priced at $26.50, the price established by the CCSI Board at their last meeting. Your Catalytica Inc. options will be issued shortly after your hire date and will be priced based on the market price on that day.

You will also receive a sign-on bonus of $68,000 ($18,000 represents loss of appreciated options) after your hire and another $50,000 on your one year anniversary date. The purpose of these monies is to offset the incremental living and transportation costs associated with this position while you maintain your home in Phoenix. At the end of two years, or earlier if mutually agreed, we will revisit the issue of your relocation to the Mountain View area.

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Mr. Craig N. Kitchen
June 6, 2000
Page 2


Severance/Change of Control Protection
--------------------------------------

If you are terminated without "cause" during your first two (2) years of employment, you will be provided severance benefits of 12 months salary and benefit continuation. In addition, you will be provided Change of Control benefits consistent with the plan in place for Catalytica, Inc. executives. The plan provides for two (2) years' salary, bonus and benefits and vesting of options if terminated within two (2) years of a Change of Control.

Benefits
--------

Effective upon your date of hire, you and your eligible dependents will be covered under the Catalytica, Inc. health (medical, dental, vision and prescription drugs), long term disability, life insurance and Employee Stock Purchase Plans. In addition, starting the first of the month after you have completed three months service, you will be eligible to participate in the 401(k) retirement plan that includes a 60% match (up to 6% of your contribution). You will be eligible for 4 weeks paid vacation, 11 holidays and sick time earned on an accrual basis from your date of hire.

Temporary Living
----------------

We will reimburse you for 60 days temporary living, including transportation expenses from Phoenix. This should give you time to find appropriate housing in the area.

This offer is contingent on acceptable results of a pre-employment drug-screening test. Catalytica must receive results of the drug test before any state date. Please contact Regina Machado at (650) 940-6323 to make the appropriate arrangements.

Craig, we look forward to you becoming a key member of the Catalytica executive team. Please indicate your acceptance of this offer by signing below and returning the original to me.


Sincerely yours,

/s/ Ricardo Levy

Ricardo Levy


I accept the offer of employment with Catalytica Combustion Systems Inc., described in this letter. I understand that this letter is not a contract of employment.


       /s/ Craig N. Kitchen                       June 15, 2000
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        Craig N. Kitchen                              Date